Exhibit 10.20

FORTIVE CORPORATION DIRECTOR COMPENSATION

Each non-management director receives:

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service.

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If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

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An annual equity award with a target award value of $140,000, divided equally between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Fortive shareholders following the grant date, but the underlying shares are not issued until the earlier of the director's death or the first day of the seventh month following the director's retirement from the Board.

•	Reimbursement for Fortive-related out-of-pocket expenses, including travel expenses.

In addition, the Board chair receives an annual cash retainer of $92,500 and an annual equity award with a target value of $92,500 (divided equally between options and RSUs, as described above), the chair of the Audit Committee receives an annual cash retainer of $20,000 and the chair of each of the Compensation Committee and Nominating and Governance Committee receives an annual cash retainer of $15,000, with all cash retainers paid in four, equal installments following each quarter of service.